UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2019

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-7665

Delaware	06-0865505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Colonial Road, Manchester, Connecticut	06042
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (860) 646-1233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	LDL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of President, Chief Executive Officer and Director

On October 15, 2019, Lydall, Inc. (the “Company”) announced that its Board of Directors (the “Board”) appointed Sara A. Greenstein, 45, as President, Chief Executive Officer and Director of the Company succeeding Dale G. Barnhart, who plans to retire from the Company, both effective on November 18, 2019 (the “Effective Date”).

Prior to her appointment as President, Chief Executive Officer and Director of the Company, Ms. Greenstein was an employee of United States Steel Corporation (“U.S. Steel”), an integrated steel producer, since December 2014, during which time she led U.S. Steel’s Consumer Solutions business unit. Previously, Ms. Greenstein held a variety of senior leadership positions at Underwriters Laboratories, Inc. (“UL”), including, from August 2012 to November 2014, President of UL’s Supply Chain and Sustainability business unit; from August 2008 to August 2012, Chief Commercial and Strategic Officer; from August 2005 to August 2008, Chief Commercial Officer; and from August 2002 to July 2005, Vice President of UL’s Sales & Marketing Organization. Ms. Greenstein is a graduate of the University of Illinois at Urbana-Champaign (B.S. Business Administration) and from the University of Michigan (M.B.A.). Ms. Greenstein is a member of the Board of Directors of Briggs & Stratton, Inc.

Pursuant to an employment agreement (the “Employment Agreement”) between the Company and Ms. Greenstein dated October 11, 2019, as of the Effective Date, Ms. Greenstein will be paid an initial annualized base salary of $750,000, prorated from the Effective Date through December 31, 2019. Starting in 2020, Ms. Greenstein will have an annual incentive payment target of 100% of her base salary as determined by the Company’s compensation committee of the Board (the “Compensation Committee”) in accordance with the Company’s Annual Incentive Plan program, with a minimum incentive payment for 2020 of $637,500 (or 85% of her target).

Ms. Greenstein will also receive a cash payment of $1.33 million, as a sign-on bonus, payable in two equal installments, respectively (i) within thirty (30) days following the Effective Date and (ii) during January 2020. This payment is intended to compensate Ms. Greenstein for the loss of short term and other cash-based incentives Ms. Greenstein was granted pursuant to her employment with U.S. Steel and forfeited because of her joining the Company. This bonus is subject to forfeiture or recoupment and acceleration, respectively, in accordance with the Employment Agreement.

As an inducement material to her decision to join the Company, Ms. Greenstein will also receive an equity grant with an aggregate value of approximately $2.75 million intended to compensate her for the loss of long-term equity grants forfeited because of her joining the Company. The equity grant will be made up of the following awards: (A) that number of shares of performance-based restricted stock (with a performance period of 2020-2022) determined by dividing $950,000 by the price per share of the Company’s common stock as of the close of business on the Date of Grant (as defined below); (B) non-qualified stock options, having a grant value of $750,000, an exercise price equal to the Fair Market Value (as defined in the grant document) of a share of Company common stock on the Date of Grant, a ten (10)-year term and that vest in three equal annual installments on the first, second and third anniversaries of the Effective Date, respectively (the number of options of which shall be determined using the Black-Scholes model for option pricing); and (C) a time-based restricted stock award covering that number of shares of the Company’s common stock determined by dividing $1,050,000 by the price per share of the Company’s common stock as of the close of business on the Date of Grant, vesting in three equal annual installments on the first, second and third anniversaries of the Effective Date, respectively, subject to acceleration or forfeiture in accordance with the Employment Agreement and the terms of the granting documents. The “Date of Grant” will be the date that is two full trading days following the Effective Date.

In addition, the Employment Agreement specifies the termination benefits to which Ms. Greenstein will be entitled in the event that her employment is terminated by the Company without cause or by her for good reason (as each term is defined in the Employment Agreement). These termination benefits include one year of salary, bonus (calculated as the average over three prior years) and reimbursement of certain insurance premiums. If the termination occurs within 18 months following a change in control (as defined in the agreement), or if Ms. Greenstein terminates her employment for good reason (as defined in the agreement) within 18 months following a change in control, her termination benefits will be increased to two years of salary, bonus (calculated as the average of three highest annual bonus over the preceding five years) and reimbursement of certain insurance premiums, plus accelerated vesting of her equity awards and a prorated portion of her cash target bonus for the year of termination. The Company’s obligation to provide these termination benefits to Ms. Greenstein is subject to her execution without revocation of a valid release in substantially the form attached to the Employment Agreement. If Ms. Greenstein’s employment terminates because of her disability, she will be entitled to an amount equal to her annual base salary, a pro-rated bonus for the year of termination and reimbursement for certain insurance premiums. If her employment terminates because of her death, Ms. Greenstein’s estate or designated beneficiary will be entitled to a pro-rated amount equal to her bonus (calculated as the average of three highest annual bonus over the preceding five years) and reimbursement of certain health insurance premiums.

The Employment Agreement also provides that Ms. Greenstein will be subject to customary non-compete and other restrictive covenants. In addition, Ms. Greenstein will be reimbursed for the cost of relocation from Chicago, IL, including temporary living expenses, any related costs associated with the sale of Ms. Greenstein’s current residence, which amounts are subject to recoupment in certain circumstances, and will receive a monthly car allowance of $2,000 and reimbursement for her legal costs in connection with negotiating her Employment Agreement.

Simultaneously with the execution of the Employment Agreement, the Company entered into an Indemnification Agreement (the “Indemnification Agreement”) with Ms. Greenstein dated as October 11, 2019, as of the Effective Date, providing for the Company to indemnify and hold harmless Ms. Greenstein from liability when acting in her capacity as an officer and/or director of the Company.

The foregoing descriptions of the Employment Agreement and Indemnification Agreement are summaries and are qualified in their entirety by their full text, which are filed as Exhibits 10.1 and 10.2, respectively, hereto and are incorporated herein by reference.

There is no arrangement or understanding between Ms. Greenstein and any other persons pursuant to which Ms. Greenstein was selected as an officer. There are no family relationships between Ms. Greenstein and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”). Since the beginning of the Company’s last fiscal year and except as described above, the Company has not engaged in any transaction in which Ms. Greenstein had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Transition of Current President and Chief Executive Officer

On October 15, 2019, the Company also announced that Dale G. Barnhart plans to retire as President and Chief Executive Officer and as a Director as of the Effective Date. The Company has entered into a Separation and Transition Agreement with Mr. Barnhart dated October 11, 2019 (the “Transition Agreement”). The Transition Agreement supersedes the Employment Agreement previously entered into between the Company and Mr. Barnhart in July 2007, including any severance payments or benefits thereunder.

Under the Transition Agreement, Mr. Barnhart will resign, effective as of the Effective Date, as President and Chief Executive Officer of the Company and from all other positions he holds with the Company and any of its subsidiaries and affiliates, and from the Company’s board of directors.

The Transition Agreement provides that Mr. Barnhart will continue his employment with the Company, on an at-will basis, during a transition period (the “Transition Period”) from November 18, 2019 through December 31, 2019. During the Transition Period, Mr. Barnhart will (a) be compensated for the performance of his duties at his base salary in effect as of the Effective Date, less customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practice and (b) continue his participation in the Company’s benefit plans under the same terms and conditions in effect as of the Effective Date.

Under the Transition Agreement, and following the effectiveness of the Release, Mr. Barnhart will receive payment of his target 2019 bonus payment. The Company will pay such amount in one lump sum payment, less applicable withholdings, in accordance with the Company’s normal payroll practices and at the same time as other similarly-situated participants in the Company’s Annual Incentive Program Plan.

Mr. Barnhart will thereafter serve as a senior advisor to the Company, on an at-will basis, for a period from January 1, 2020 through March 31, 2020 (the “Advisory Period”) providing transition and other related advisory services to the Company to assist in providing an effective transition of his responsibilities to his successor in accordance with the terms of the Transition Agreement. During the Advisory Period, Mr. Barnhart will (a) receive compensation for the performance of his duties at a rate of $60,775 per month (pro-rated for any partial month, as applicable), less applicable taxes and withholdings, (b) remain eligible to continue participation in the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the Company will reimburse Mr. Barnhart for the portion of premiums for such participation paid by Mr. Barnhart that would be paid by the Company if Mr. Barnhart were an active employee, and (c) be entitled to reimbursement from the Company for out-of-pocket expenses Mr. Barnhart incurs in the performance of his duties as senior advisor.

The Transition Agreement also provides that for a period of one year following the end of the Advisory Period, Mr. Barnhart will be subject to certain non-competition and non-solicitation restrictions set forth in the Transition Agreement.

The foregoing description of the Transition Agreement is a summary and is qualified in its entirety by the full text of the agreement, which is filed as Exhibit 10.3 hereto and is incorporated herein by reference.

Compensatory Arrangement with Executive Officer

Effective October 15, 2019, the Company promoted Chad A. McDaniel, the Company’s General Counsel and Chief Administrative Officer, from the position of Senior Vice President to Executive Vice President.  In connection with this promotion, acknowledgement of his overall performance and contributions to-date, and in recognition of his role in helping ensure a smooth succession process, the Compensation Committee increased Mr. McDaniel’s base salary from $370,000 to $440,000 and authorized a one-time discretionary cash bonus of $100,000.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10.1	Employment Agreement between Lydall, Inc. and Sara A. Greenstein dated as of October 11, 2019.

10.2	Indemnification Agreement between Lydall, Inc. and Sara A. Greenstein dated as of October 11, 2019.

10.3	Separation and Transition Agreement between Lydall, Inc. and Dale G. Barnhart dated October 11, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LYDALL, INC.

October 15, 2019	By:	/s/ CHAD A. McDANIEL
Chad A. McDaniel
Senior Vice President, General Counsel and Chief Administrative Officer